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                                                                     Exhibit 6.5

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT entered into as of April 22,1999, by and between 1ST CONSTITUTION BANCORP, a New Jersey corporation having its principal place of business at 2650 Route 130 North, Cranbury, New Jersey 08512 (the "Employer"), and ROBERT F. MANGANO, residing at 11 Sutton Way, Washington Township, New Jersey 07675 (the "Employee").

         WHEREAS, the Employee has heretofore been employed as the President of 1st Constitution Bank, a New Jersey commercial bank (the "Bank"); and

         WHEREAS, the Bank is engaged in the business of commercial banking, with offices in Middlesex County, New Jersey; and

         WHEREAS, the Bank and the Employer have entered into the Plan of Acquisition providing for the acquisition of the Bank by the Employer; and

         WHEREAS, the parties desire by this writing to set forth their intentions with respect to the employment relationship between the Employee and the Employer after the consummation of the Plan of Acquisition;

         NOW, THEREFORE, it is AGREED as follows:

         1.       Employment Duties.

                  a. Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, as the President and Chief Executive Officer of the Employer. The Employee also agrees to serve as President and Chief Executive Officer of the Bank and a Director of the Employer and the Bank if elected to such position, and the Employer agrees to include the Employee on management's slate of directors for the Bank and the Employer.

                  b. Duties. Subject to the direction of the Board of Directors of the Employer (the "Board"), the Employee shall have responsibility for the general management and control of the business and affairs of the Employer and its subsidiaries and shall perform all duties and shall have all powers which are commonly incident to the offices of President and Chief Executive Officer or which, consistent therewith, are delegated to him by the Board. Such duties include, but are not limited to, (1) managing the day-to-day operations of the Employer and the Bank, (2) managing the efforts of the Employer and the Bank to comply with applicable laws and regulations, (3) promotion of the Bank and its services, (4) supervising employees of the Employer and the Bank, (5) providing prompt and accurate reports to the Board regarding the affairs and condition of the Employer and its subsidiaries, and (6) making recommendations to the Board concerning the strategies, capital structure, tactics, and general operations of the Employer and its subsidiaries.

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         2. Base Compensation. The Employer agrees to pay the Employee so long as he is employed pursuant to this Agreement a base salary at the total rate of One Hundred Eighty Thousand Dollars ($180,000) per annum commencing with the Commencement Date or at such higher rate as the Board may thereafter establish. Base salary shall be payable on the same schedule as salaries of other executive officers of the Employer are paid. Once increased, the Employee's base salary may not thereafter be decreased. The Employer will pay the Employee such salary for so long as the Employer is an employer of the Employee hereunder. The Commencement Date shall be the date of the closing under the Plan of Acquisition between the Bank and the Employer.

         3. Term. The Employee's employment by the Employer pursuant to this Agreement is for the period commencing on the Commencement Date and ending thirty-six (36) months thereafter or on such earlier date as is determined in accordance with Section 10 and 12 of this Agreement or such later date as provided herein. On the first anniversary of the Commencement Date and on each successive anniversary of such date thereafter the term of this Agreement shall be extended for one additional year, unless this Agreement is sooner terminated as provided in Section 10 and 12 or unless the Board advises the Employee that this Agreement will no longer be extended.

         4.       Equity Participation.

         The Employee will participate in the Employer's stock option plans on at least an annual basis at levels appropriate for the President and Chief Executive Officer of the Employer.

         5.       Cash Bonuses.

         The Employer will pay the Employee a cash bonus within 90 days after the end of each calendar year. The amount of the bonus will be determined by the compensation committee of the Board based upon the profit plan of the Employer developed by the Employee and approved by the Board prior to the calendar year with respect to which the bonus is payable. The bonus amount shall be a sliding scale for achieving the profit plan at various levels up to fifty percent of the Employee's base salary. For purposes of calculating the bonus for the calendar year ended December 31, 1999, the Board shall deem the Plan of Acquisition to have been consummated on January 1, 1999.

         6.       Other Benefits.

                  a. Participation in 401(k). Medical and Insurance Plans. The Employee shall be entitled to participate in the employee benefit plans that the Employer or the Bank maintains from time to time for the benefit of its employees and which include its executive employees relating to (1) 401(k) benefits, (2) medical insurance and/or the reimbursement of uninsured medical expenses commencing on the Commencement Date, (3) group term life insurance benefits (for which the current death benefit applicable to the Employee will be twice his annual salary); and (4) group disability benefits. This provision shall not preclude the Employer or the Bank from any amendment to, or termination of, any such plan. The Employer will consider, but does not commit itself to adopt, a 3% or higher match up to 6% of salary under


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its 401 (k) plan; in any event, the Employer will provide an annuity contract for the Employee at a cost of $10,000 per year during the term of this Agreement.

                  b. Expenses. The Employee shall be entitled to be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his rendition of services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Employer. The Employer shall provide the Employee with (1) the use for business purposes at no cost to him of a late-model mid-sized automobile and (2) membership in the Forsgate Country Club or its equivalent.

                  c. Moving Expenses. The Employer will reimburse the Employee for reasonable moving costs in connection with the Employee's relocation from his current residence to the market area of the Bank.

         7.       Loyalty.

                  a. Devotion to Performance. During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder. The phrase "full business time" as used herein means that the Employee cannot be gainfully employed in any other position or job and that the time devoted to the Employer shall be at least that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Employer or its subsidiaries.

                  b. Investments. Nothing contained in this Section 7 shall be deemed to prevent or limit the Employee's right to invest in the capital stock or other securities of any business dissimilar from that of the Employer or, solely as a passive or minority investor, in any business.

         8.       Standards.

                  a. General. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Employer will provide the Employee with working facilities and staff customary for similarly situated executive officers and necessary for him to perform his duties.

                  b. Written Employment Objectives. During the term of this Agreement, the Employee will submit annually lists of his employment objectives to the Board. Such objectives will promptly thereafter be discussed, reasonably modified and agreed upon in writing by the Employee and the Board. The Employee shall thereafter use reasonable efforts to achieve such agreed upon written employment objectives (the "Written Employment Objectives"), unless modified with the consent of the Board.

         9. Vacation. At such reasonable times as the Board shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the

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performance of his employment with respect to the Employer under this Agreement, all such voluntary absences to count as vacation time, provided that:

                  a. Annual Vacation. The Employee shall be entitled to an annual vacation of 20 days to be taken in accordance with such policies as the Board may periodically establish for senior management employees of the Employer.

                  b. No Additional Compensation. The Employee shall not receive any additional compensation from the Employer on account of his failure to take a vacation, and the Employee shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

         10. Termination and Termination Pay. The Employer may terminate employment hereunder at any time and for any reason and nothing herein shall be interpreted to circumscribe that right; however, the parties agree that differing financial obligations and entitlements shall pertain to various types of termination as described in this Agreement.

                  a. Death. Employment under this Agreement shall terminate upon the Employee's death during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the base compensation due the Employee through the last day of the calendar month in which his death occurred plus any appropriate cash bonus prorated to the date of termination.

                  b. Disability. Employment may be terminated hereunder upon the Bank's determination that the Employee is suffering a Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties under this Agreement for a period of 180 days during a 365 consecutive day period and which results in the Employee's becoming eligible for long-term disability benefits under the Employer's long-term disability plan (or, if the Employer does not have such a plan in effect, which impairs the Employee's ability to substantially perform his duties under this Agreement for any period of one hundred eighty (180) days, whether consecutive or not, within any twelve-month period of his employment hereunder). In the event of such termination, the Employee shall be entitled to the base compensation plus any appropriate cash bonus prorated to the date of termination and non-monetary employee benefits provided for under this Agreement (less any amounts which the Employee receives from any short or long term disability programs) for (1) any period during the term of this Agreement and prior to the establishment of the Employee's Disability during which the Employee is unable to work due to the physical or mental infirmity, and (2) any period of Disability which is within six months after the Employee's termination of employment pursuant to this subsection.

                  c. Just Cause. In the event that employment hereunder is terminated by the Employer for Just Cause, the Employee shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. The phrase "Just Cause" as used herein shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Employee:
(a) the conviction of the Employee of a felony or of any lesser criminal offense involving moral turpitude; (b) the willful commission by the Employee of a criminal or other act that, in the

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judgment of the Board, causes or will likely cause substantial economic damage to the Employer or substantial injury to the business reputation of the Employer; (c) the commission by the Employee of an act of fraud in the performance of his duties on behalf of the Employer; (d) the continuing willful failure of the Employee to perform his duties to the Employer (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Employee by the Board; or (e) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Employee's employment by the Employer. Notwithstanding the foregoing, Just Cause shall not be deemed to exist unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Just Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Employee was guilty of conduct constituting Just Cause as described above, the Board may suspend the Employee from his duties hereunder for a reasonable time not to exceed fourteen (14) days pending a further meeting at which the Employee shall be given the opportunity to be heard before the Board. For purposes of this subparagraph, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer.

                  d. Termination by the Employer Without Just Cause or by the Employee for Good Reason.

                     (1) Payment of Base Compensation. The Board may, during the term of this Agreement, by written notice to the Employee, immediately terminate his employment at any time for a reason other than Just Cause or the Employee may terminate this Agreement for Good Reason, by written notice to the Employer delineating in detail such Good Reason and by providing reasonable opportunity for the Employer to cure or correct any such Good Reason, in which event the Employee shall be entitled to receive, as a severance benefit, his base compensation for one year and 90 days, plus any appropriate cash bonus on an annual basis, following such termination of this Agreement at the annual rate then in effect; provided, however, if termination is made in connection with a Change in Control of the Employer, then the provisions of paragraph 12 shall apply. For purposes of this subparagraph "Good Reason" shall mean those items delineated in paragraph 12(b)(1) through 12(b)(5) below (relating to Change in Control).

                     (2) Manner of Payment. Subject to Sections 12(d) and 12(e), said sum shall be paid, at the option of the Employer either (a) in equal, consecutive monthly payments beginning the month following such termination as if the Employee's employment had not been terminated, or (b) in one lump sum within ten (10) days after such termination.

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                  e. Voluntarily Termination by the Employee. The Employee may
voluntarily terminate employment with the Employer during the term of this Agreement upon at least ninety (90) days' prior written notice to its Board. In the event of such voluntary termination hereunder, the Employee shall receive only his compensation, vested rights and employee benefits up to the date of his termination.

         11. Covenant Not to Compete. Regardless of the reason for termination or discontinuation of employment, the Employee covenants and agrees, and acknowledges receipt of adequate consideration for such covenant and agreement, that he will not, for one year following such termination or discontinuation of employment or during the remaining term of this Agreement (including any extensions or renewals thereof) serve as an officer or director or employee of any community bank, savings association or mortgage company with principal offices in Middlesex County, New Jersey, and which offers products and/or services from offices in Middlesex County, New Jersey, competing with those offered by the Bank.

         12.      Change in Control.

                  a. Involuntary Termination After Change in Control. Notwithstanding any provision herein to the contrary, if, in connection with or within twelve (12) months after any Change in Control of the Employer the employment of the Employee under this Agreement is terminated by the Employer without the Employee's prior written consent and for a reason other than Just Cause, or Disability or death of the Employee or the Employee terminated his employment for Good Reason, the Employee shall be paid an amount equal to two times base annual compensation plus a prorated projected annual cash bonus or payment of the base annual compensation for the balance of the remaining term of this Agreement plus a prorated projected annual cash bonus, whichever is greater, unless the Bank was placed in conservatorship or receivership in connection with a Change in Control and the Board determines in good faith that the Change in Control was directed by or otherwise required by the Federal Deposit Insurance Corporation. Subject to Sections 12(d) and 12(e) said sum shall be paid in one lump sum within ten (10) days of such termination. The term "Change in Control" shall mean if any of the following events shall occur after the effective date of this Agreement: (1) the acquisition by any person of ownership or power to vote more than thirty-five percent (35%) of the Employer's voting stock; (2) the acquisition by any person of the control of the election of a majority of the Employer's directors; (3) the exercise of a controlling influence over the management or policies of the Employer by any person or by persons acting as a group within the meaning of Section13 (d) of the Securities Exchange Act of 1934; as amended, or (4) during any period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board (the "Continuing Directors") cease for any reason to constitute at least two-thirds (2/3) thereof, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office shall be considered a Continuing Director. The term "person" as used above means an individual (other than the Employee), corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. Any other provision hereof to the contrary notwithstanding, no Change of Control shall be deemed to have occurred for purposes of this Agreement as a result of any offering registered with the Securities and Exchange Commission of stock to the Employer's

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shareholders and/or other investors or other offering conducted by the Employer to meet regulatory capital requirements at the demand of a bank regulatory authority.

                  b. Voluntary Termination After Change in Control. Notwithstanding any other provision of this Agreement to the contrary, the Employee may voluntarily terminate his employment under this Agreement within twelve (12) months following a Change in Control and the Employee shall thereupon be entitled to receive the payment described in subsection 12(a) of this Agreement, upon the occurrence of any of the following events, or within ninety (90) days thereafter, which shall have not been consented to in advance by the Employee in writing: (1) the requirement that the Employee move his personal residence out of the geographic area of the Bank and/or a further distance from said area than is his present residence, as the case may be; (2) the assignment to the Employee of duties and responsibilities substantially inconsistent with those normally associated with his position described in
Section 1 hereof; (3) a material reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Employer; (4) a reduction of the Employee's base salary or a material reduction of his benefits provided hereunder taken as a whole; or (5) the Employer shall materially breach this Agreement and upon written notice by the Employee to the Employer of said breach, the Employer shall not cure said breach within thirty (30) days after such notice from the Employee.

                  c. Dispute Resolution. In the event that any dispute arises between the Employee and the Employer as to the terms or interpretation of this Agreement, each party hereto agrees that such dispute shall, at the request of any other party hereto, be submitted to binding arbitration before the American Arbitration Association in Northern New Jersey or any other professionally recognized alternate dispute resolution company or forum to which the parties can agree.

                  d. Limitation on Payments. In the event that any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of the Employee's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Employer, any person whose actions result in a Change in Control or any person affiliated with the Employer or such person) (collectively with the payments and benefits hereunder, "Total Payments") would not be deductible (in whole or part) as a result of section 280G of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "Code") by the Employer, an affiliate or other person making such payment or providing such benefit, the payments and benefits hereunder shall be reduced until no portion of the Total Payments is not deductible, or the payments and benefits hereunder are reduced to zero. At the Employee's request, such reduction may be effected by extending the date the payment would otherwise be due by not more than five years or by decreasing the amount of the payment or benefit otherwise due and payable or a combination thereof. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of payment under subsection (a) shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the Employee and acceptable to the Employer's independent auditors, is not likely to constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, (iii) the payments and benefits hereunder shall be reduced only to the extent necessary so that, in the opinion of the tax counsel referred to in

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clause (ii), the Total Payments (other than those referred to in clauses (i) or
(ii)) in their entirety are likely to constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the code or are otherwise not likely to be subject to disallowance as deductions; and
(iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Employer's independent auditors in accordance with the principles of sections 28OG(d)(3) and (4) of the Code.

                  e. In the event that any Total Payments would not be deductible (in whole or part) as a result of Section 162(m) of the Code, or any combination of Section 162(m) and Section 280G of the Code, by the Employer, an affiliate or other person making any Total Payments, the payments and benefits hereunder shall be reduced until no portion of the Total Payments is not deductible, or the payments and benefits hereunder are reduced to zero. At the Employee's request, such reduction may be effected by extending the date the payment would otherwise be due by not more than five years or by decreasing the amount of the payment or benefit otherwise due and payable or a combination of the foregoing. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of payment under subsection (a) shall be taken into account, and (ii) the payments and benefits hereunder shall be reduced only to the extent necessary so that, in the opinion of tax counsel selected by the Employee and acceptable to the Employer's independent auditors, the Total Payments (other than those referred to in clause (i)) in their entirety are likely to constitute performance-based compensation or remuneration payable on a commission basis within the meaning of Section 162(m)(4) of the Code, do not exceed the $1,000,000 limitation of Section 162(m)(1) of the Code, or are otherwise not likely to be subject to disallowance as deductions.

         13. Confidentiality of Information. The Employee agrees to maintain the confidentiality of any nonpublic information concerning the operation or financial status of the Employer, the names or addresses of any of the Bank's customers, borrowers and depositors, any information concerning or obtained from such customers, borrowers and depositors and any other nonpublic information, knowledge or data of or concerning the Bank to which the Employee may be exposed during the course of his employment. The Employee further agrees that, unless required by law or specifically permitted by the Employer in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned nonpublic information which is not generally known to the public nor shall he employ such information in any way other than for the benefit of the Employer.

         14. Injunctive Relief. If there is a breach or threatened breach of the provisions of Section 11, or Section 13 of this Agreement, the Employee acknowledges and agrees that there is no adequate remedy at law for such breach and that the Employer shall be entitled to injunctive relief restraining the Employee from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.

         15. Representation of the Employee. The Employee hereby represents and warrants to the Employer that he has full power and authority to enter into this Agreement and to perform his duties and obligations hereunder, and that the execution and performance hereof is not and will not in any manner conflict with or result in a violation of any other contract, agreement,

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covenant or restriction to which the Employee is a party or by which he is bound, except the employment agreement between the Employee and the Bank.

         16. Successors and Assigns.

                  a. Acquisition of the Employer. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Employer which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Employer. The Employer will require any such successor by written agreement to expressly assume and agree to perform this Agreement.

                  b. No Assignment by the Employer. Since the Employer is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Employer.

         17. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties hereto, except as herein otherwise specifically provided.

         18. Applicable Law.

                  a. State Law. Except to the extent preempted by Federal law, the laws of the State of New Jersey shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                  b. Compliance with Law and Regulation. All provisions of this Agreement are intended to be consistent with and comply with all laws and regulations enacted or promulgated both before and after the effective date of this Agreement, applicable to the Employer, and to the extent that any provision is inconsistent or in non-compliance, such provision shall be deemed void.

         19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         20. Headings. Headings contained herein are for convenience of reference only and are not intended to affect the meaning of the text of this Agreement.

         21. Entire Agreement. This Agreement, together with any modifications thereof as may hereafter be agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                                      1ST CONSTITUTION BANCORP



/s/ Gerard A. Iervolino                      By: /s/ Edward D. Knapp
-----------------------                          ---------------------------
                                                   EDWARD D. KNAPP, CHAIRMAN
                                                   OF THE BOARD OF DIRECTORS


WITNESS:                                     EMPLOYEE



/s/ Jacalyn Nakushian                        /s/ Robert F. Mangano
-----------------------                      -------------------------------
                                             ROBERT F. MANGANO
                                             INDIVIDUALLY


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